Exhibit 99.1

The Chefs’ Warehouse Acquires Allen Brothers

Acquisition Expands Center of the Plate Category and Opens Chicago Market

Ridgefield, CT, December 11, 2013 — The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today announced that it has acquired substantially all of the assets of Allen Brothers, Inc. (and its subsidiaries), based in Chicago, IL. Founded in 1893, Allen Brothers is a leading processor and distributor of premium quality meats to nearly 400 of the nation’s finest restaurants, hotels, casinos and country clubs. In addition, Allen Brothers supplies many of those same high quality products to over 100,000 consumers through a direct mail and e-commerce platform.

“We are very excited to have Allen Brothers join the Chefs’ Warehouse family of companies,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “Allen Brothers is the gold standard in the meat business and has been for more than 100 years. Their commitment to the highest quality products and outstanding customer service makes this an outstanding partnership and provides us with outstanding new opportunities for growth. We are also extremely excited about the potential to build upon the e-commerce platform that Allen Brothers has built and begin to offer our high quality Chefs Warehouse products direct to the consumer. In addition, this combination provides a platform for us to build the Chicago market, which we think has significant long-term opportunities for Chefs’ Warehouse.”

“We are thrilled to join The Chefs’ Warehouse team. We believe this is a great opportunity for our dedicated staff, our loyal customers, and our trusted vendors, who have all contributed to building Allen Brothers’ long history,” said Todd Hatoff, president of Allen Brothers. “Having a partner like Chefs’ Warehouse will only enhance our opportunities to continue building our brand, as well as provide a terrific future for our employees and customers.”

Allen Brothers is expected to generate approximately $80.0 million to $85.0 million in annualized net sales in 2013. The total purchase price for the business is expected to be approximately $29.9 million (subject to customary working capital adjustments), of which $20.0 million was paid at closing with cash proceeds from the Company’s recently completed common stock offering. The remaining $9.9 million represents liabilities assumed by the Company and earnout consideration to be paid upon the achievement of certain performance milestones over the next four years. Based on the seasonality of Allen Brothers, the acquired business is expected to contribute modestly to the Company’s earnings in the fourth quarter of 2013. The Company currently expects the Allen Brothers business, coupled with the build-out of its CW-Chicago branch, to contribute approximately $0.01 to $0.03 to the Company’s consolidated diluted earnings per share in 2014.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, patisseries, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 23,200 products to more than 17,500 customer locations throughout the United States and Canada.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s and Allen Brothers’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. Words like “anticipate,” “seek,” “expect,” “post-closing,” “think” and “believe” and variations of these words and similar expressions are intended to identify forward-looking statements. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company and Allen Brothers do not customarily have long-term contracts with their customers; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors, and to successfully integrate those businesses, including Allen Brothers, within the timeframes contemplated by the Company and realize expected synergies from those acquisitions; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the Company’s ability to deploy the remaining net proceeds from its September 2013 common stock offering; increased fuel costs and expectations regarding the use of fuel surcharges; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Contact:

Investor Relations

John Austin, (718) 684-8415

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